Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediate

1-800-345-9680

QUIPP REPORTS IMPROVED RESULTS

FOR THE QUARTER ENDED JUNE 30, 2003

Also announces intention to propose elimination of classified board at 2004 annual meeting of shareholders

Miami, FL, July 25, 2003 – Quipp, Inc. (Nasdaq: QUIP) announced net income of $48,000, or $0.03 per share ($0.03 per fully diluted share) for the quarter ended June 30, 2003.  This represents an increase from $29,000, or $0.02 per share ($0.02 per fully diluted share) during the same period in 2002.  Net sales in the second quarter amounted to $5,024,000, reflecting a 12% improvement over $4,471,000 in net sales during last year’s second quarter.

For the six months ended June 30, 2003, Quipp’s net loss was $176,000, or $0.12 per share ($0.12 per fully diluted share), which represented a net loss that was $76,000 greater than the net loss of $100,000, or $0.07 per share ($0.07 per fully diluted share), for the same period in 2002.  Net sales for the six months ended June 30, 2003 were $8,329,000, an increase of  $154,000, or 2%, compared to net sales of $8,175,000 for the same period in 2002.

Michael S. Kady, President and Chief Executive Officer of Quipp, commented: “We are pleased to report that sales during the quarter exceeded $5 million for the first time since the fourth quarter of 2001.  Newspaper industry executives, however, are providing mixed signals regarding any recovery from the recession that has constrained capital spending for the past two and a half years.  Published reports indicate that advertising revenues generally improved steadily through the second half of 2002, but the rate of improvement slowed during the first quarter of this year.  Early reports from some major newspapers suggest that second quarter ad revenues were only slightly higher than last year’s ad revenues for the April-June period.”

Mr. Kady also stated that, “During the recent economic downturn, we have experienced an increase in competitive pricing pressures.  We responded with pricing strategies that enabled us to maintain, and in some cases increase, Quipp’s market share.  We believe that our pricing strategy has been effective, because increased production volume in the past three months has resulted in improved absorption of fixed overhead costs, offsetting the effect of pricing actions.”

According to Mr. Kady: “Operating expenses were somewhat higher than expected during the recent quarter.  The increased expenses were largely due to initial marketing costs related to new product introductions, the NEXPO trade show in June and unanticipated corporate expenses associated with a special meeting of shareholders held in April in response to a shareholder demand.”

Orders received during the quarter amounted to $5,570,000 compared to $2,614,000 in the second quarter of last year.  The order backlog totaled $7,021,000 at the end of the quarter compared to $6,440,000 at March 31, 2003 and $3,224,000 at June 30, 2002.

Quipp also announced that it intends to present, for shareholder approval at its 2004 annual meeting of shareholders, a proposal to amend its articles of incorporation to eliminate classification of its board of directors.  If the proposal is adopted, all directors will stand for election at each annual meeting of shareholders.  Quipp will take this action in response to a recommendation of its shareholders adopted at the special meeting held earlier this year.

	Quarter Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002
(000's omitted, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$ 5,024	$ 4,471	$ 8,329	$ 8,175

Net Income (Loss)	$ 48	$ 29	$ (176)	$ (100)

Basic earnings (loss) per share	$ 0.03	$ 0.02	$ (0.12)	$ (0.07)

Diluted earnings (loss) per share	$ 0.03	$ 0.02	$ (0.12)	$ (0.07)

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, intended corporate actions. Actual results could differ materially from those described in the forward looking statements due to, among other things, legal and regulatory developments.